Exhibit 99.1

                              N E W S R E L E A S E

             APHTON ANNOUNCES 53% INCREASED MEDIAN SURVIVAL TIME IN
               EUROPEAN PHASE III CLINICAL TRIAL FOR MONOTHERAPY
                    TREATMENT OF PANCREATIC CANCER WITH G17DT

                                October 28, 2002

Miami, FL - Aphton Corporation (NASDAQ NMS: APHT) - Aphton announced today results of a randomized, double-blind, controlled, statistically powered, phase III clinical trial conducted in European countries. Patients with advanced pancreatic cancer who had received no previous therapy were treated either with Aphton's anti-gastrin immunogen G17DT as a monotherapy, or with the control. The primary efficacy measure was survival time from the date of randomization.

A summary of the results follows: a) patients with stage IV pancreatic cancer treated with G17DT had a median survival time that was 53% longer than the stage IV patients in the control arm; b) 25% of the patients with stage IV pancreatic cancer who were treated with G17DT had a survival time that was 106% longer than the control arm; and c) The overall Hazard Ratio was 0.7; that is to say, at any point in time, patients on G17DT had a 143% higher likelihood of surviving longer than patients on the control.

Aphton believes these are pivotal phase III clinical trial results and is formulating its strategy for selection of jurisdictions and the timing of regulatory filings for marketing approvals therein. Aphton believes these results will prove to be a decisive turning point in its development and the pursuit of its corporate objectives. Aphton does not want to prejudice the review of this trial by regulatory authorities in the various jurisdictions; therefore, any additional information regarding either the trial or its strategy will be provided by means of a public news release at the appropriate times.

It is estimated that approximately 88,000 new cases of pancreatic cancer will be diagnosed in the US and Europe this year. The prognosis for most of these patients is very poor. The great majority of patients has advanced disease at the time of diagnosis which is considered incurable, with a very short survival time. Surgery, when possible, and chemotherapy are the primary treatment options currently available, but have shown only very limited benefit. Aphton believes that its anti-gastrin targeted immunotherapy approach has the potential to extend patient survival time significantly, without adding toxicity.

Aphton is conducting a randomized, double blind, controlled, statistically powered, combination therapy, Phase III clinical trial in the US and Europe for patients with





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advanced pancreatic cancer; a Phase II clinical trial for patients with advanced gastric (stomach) cancer; and a Phase II clinical trial for patients with prostate cancer. Aphton expects to initiate Phase II dose-ranging/indications of efficacy clinical trial for treating patients with gastrointestinal reflux disease (GERD), in the near future.

Aphton's anti-gastrin targeted therapy induces antibodies in patients that bind to both gastrin 17 and gly-gastrin and remove them from circulation before they can bind to the cancer cell and initiate cell growth. (Aphton believes this is the optimum method for achieving "growth factor inhibition.") Gastrin 17 and gly-gastrin are believed to be central growth factors, or the initiating signals, for cell growth, cell proliferation and metastasis (spread) in gastric, i.e. stomach, pancreatic, esophageal, colorectal and other gastrointestinal (GI) system cancers. This signaling program is accomplished by gastrin binding to the large numbers of gastrin receptors which appear, de novo, in the great majority of cases, on tumor cell surfaces throughout the gastrointestinal system. Interrupting this process by immunizing the patient with Aphton's anti-gastrin immunogen is a precisely "targeted" immunotherapy. This specificity of targeting only cancer cells occurs because gastrin is not normally secreted and gastrin receptors are not normally found on "healthy" cells in the GI system, unless they are malignant, or on the path to malignancy (except for cells involved with normal acid secretion).

Recent findings have shown that inhibiting gastrin not only inhibits cell growth, proliferation and metastasis directly, but also "unblocks" a central pathway leading to cell-suicide (apoptosis). This tilts the balance, from cell growth, to cell suicide. This effect is amplified synergistically when Aphton's drug is given together with a chemotherapeutic. Gastrin also stimulates the secretion and expression of other important growth factors and receptors, including epidermal growth factor (EGF), within and on the surfaces of the cancer cells involved in tumor growth. Hence, inhibiting gastrin inhibits all of the foregoing factors contributing to tumor growth and spread, while simultaneously opening a central pathway to cell suicide. Aphton's anti-gastrin targeted therapy adds a biological dimension to the treatment of gastrointestinal cancers, whether as monotherapy or combination therapy.

Aphton Corporation is a biopharmaceutical company developing products using its innovative targeted immunotherapy technology for neutralizing hormones that participate in gastrointestinal system and reproductive system cancer and non-cancer diseases; and the prevention of pregnancy. Aphton has strategic alliances with Aventis (NYSE: AVE) for treating gastrointestinal system and other cancers with G17DT in North America and Europe; GlaxoSmithKline (NYSE:
GSK) for reproductive system cancer and non-cancer diseases worldwide; and others.

Except for the historical information herein, the matters discussed herein are forward-looking statements that involve a number of risks and uncertainties and are not a guarantee of future performance. Future results may vary significantly based on a number of factors including, but not limited to, intellectual property risks, risks in regulatory and market acceptance of new products and continuing demand for same, the impact of competitive products and pricing, changing economic conditions and other risk factors that are inherent in the drug development process and the company's business including those set forth in Aphton's most recent 10-K and other filings with the Securities and Exchange Commission. It is not possible to predict or identify all such risk factors that could cause actual results to differ from expected or historical


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results.  The company's  actual results could differ from these  forward-looking statements and the company undertakes no obligation to update publicly any forward-looking statement.

Contact: Aphton Corporation; Investor Relations, J.L. Whitmore, 305-374-7338.












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